Exhibit 16.1

Deloitte & Touche LLP

695 East Main Street

Stamford, CT 06901

USA

Tel: 203-708-4000

www.deloitte.com

June 2, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Affinion Group Holdings, Inc. and Affinion Group, Inc. Form 8-K dated June 2, 2016, and we agree with the statements made therein.

Yours truly,

Member of

Deloitte Touche Tohmatsu